Exhibit 10.1

March 17, 2017

By Hand
Thomas D. Vitro

30 Raymond Circle

Westfield MA 01085

Re: Retention Bonus

Dear Tom:

As you know, we have been working closely with our board of directors and senior leadership for several months now to identify and evaluate strategic alternatives for STR.  While I remain hopeful that this effort will yield an exciting opportunity, I am cognizant of the fact that the process itself may connote an element of uncertainty.  As the board and I agree that maintaining a cohesive senior finance team over the coming year is critical to the successful execution of our strategy as well as the preservation of the company’s value, I am pleased to advise you of your eligibility for a special retention bonus, as described more fully below.

In recognition of your continued service with STR Holdings, Inc. (the “Company”) through the periods (each a “Retention Period,” and collectively, the "Retention Periods") commencing on the date hereof and ending on each of December 31, 2017, June 30, 2018 and December 31, 2018 (each an “Outside Date,” and collectively the “Outside Dates”), we are offering you, subject to the terms of this letter agreement ("Agreement"), retention bonuses in an amount equal to $100,000, $50,000 and $50,000, respectively (for a total of $200,000 if all retention bonuses are earned), less all applicable withholdings and deductions required by law (each a "Retention Bonus," and collectively the "Retention Bonuses"). Definitions of capitalized terms used in this Agreement are provided in Schedule A to this Agreement.

You will earn the Retention Bonus for a Retention Period if you are actively employed by the Company throughout, including on the Outside Date for, such Retention Period; provided however, in the event that your employment has been terminated during a Retention Period (a) by the Company without Cause, or (b) by you with Good Reason (each, a “Covered Termination”), then you shall be entitled to receive the Retention Bonus for the applicable Retention Period as if you were employed throughout, including on the Outside Date for, such Retention Period.

If you have earned the Retention Bonus for an applicable Retention Period, it will be paid to you in one lump sum cash payment within five business days following the completion of the Retention Period. This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall be construed and administered in accordance with Section 409A. Without in any way limiting the generality of the foregoing, each Retention Bonus payable hereunder is intended to be exempt from Section 409A under the short-term deferral exemption set forth in Treasury Regulation Section 1.409A-1(b)(4) and/or the separation pay exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum cumulative extent provided therein. Notwithstanding the foregoing, the Company makes no representations, warranties or guarantees, express or implied, regarding the compliance with, or exemption from, Section 409A of any Retention Bonus. For the avoidance of doubt, any Retention Bonus earned for the Retention Periods ending on December 31, 2017 and December 31, 2018, respectively, will be paid in January of the following year. Under no circumstances may the payment of any Retention Bonus under this Agreement be accelerated from or deferred past, the payment date scheduled therefor, other than in compliance with Section 409A.

This Agreement contains all of the understandings and representations between the Company and you relating to the Retention Bonuses and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention bonus; provided, however, that this Agreement shall not supersede any other agreements between the Company and you, including without limitation any employment agreement, severance agreement, confidentiality agreement, non-competition agreement or invention assignment agreement, and shall remain in full force and effect. This Agreement may not be amended or modified unless in writing signed by both the Company and you. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Connecticut, without regard to conflicts-of-law principles.

We look forward to your continued employment with us.

Very truly yours,

STR HOLDINGS, INC.

	By:	/s/ ROBERT S. YORGENSEN
Name: Robert S. Yorgensen
Title: President and Chief Executive Officer
Agreed to and accepted:

/s/ THOMAS D. VITRO
Thomas D. Vitro

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Schedule A

Defined Terms

(a)	“Cause” shall have the meaning set forth in your Employment Agreement with the Company, if applicable, and otherwise shall mean (i) your failure or refusal to follow the reasonable instructions of your supervisor (other than due to a Disability), which failure or refusal is not cured within 30 days following written notice; (ii) your conviction of a felony or of a misdemeanor if such misdemeanor involves moral turpitude or misrepresentation, including a plea of guilty or nolo contendere; (iii) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or any of its subsidiaries’ premises; (iv) your commission of any act of fraud, embezzlement, misappropriation of funds, intentional misrepresentation, breach of fiduciary duty or other act of dishonesty materially detrimental to the Company or any of its subsidiaries; or (v) your intentional wrongful act or gross negligence that has a materially detrimental effect on the Company or its subsidiaries. For purposes of this Agreement, any termination of your employment due to your death or Disability shall be deemed a termination by the Company for Cause.

(b)	“Disability” shall have the meaning set forth in your Employment Agreement with the Company, if any, and otherwise shall be deemed the reason for the termination by the Company of your employment, if, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for a period of six (6) consecutive months, the Company shall have given you a notice of termination for Disability, and, within thirty (30) days after such notice of termination is given, you shall not have returned to the full-time performance of your duties.

(c)	“Good Reason” for termination by you of your employment shall mean the occurrence (without your express written consent) of any one of the following acts by the Company, or failures by the Company to act. As set forth below, subsection (i) contains the elements of Good Reason, and subsection (ii) sets forth certain terms and conditions applicable to termination by you for Good Reason;

(i)	(A)	A material diminution in the nature or status of your responsibilities from those currently in effect resulting from, among other things, the assignment to you of any duties inconsistent with your duties and your position as an executive officer and Chief Financial Officer (as of the date hereof);

(B)	A material reduction by the Company in either or both of (1) your annual base salary (a “Base Salary Reduction”); or (2) the target bonus percentage set forth in the Company’s management incentive plan, in each case as in effect on the date hereof;

(C)	The relocation of your principal place of employment to a location more than (fifty) 50 miles from your principal place of employment immediately prior to such relocation or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations immediately prior thereto;

(D)	The failure by the Company to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within thirty (30) days of the date such compensation is due (other than if doing so is required under Section 409A);

(E)	The failure by the Company to continue in effect any material compensation plan in which you participate immediately prior to such failure which is material to your total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of your participation relative to other participants, as existed immediately prior to such failure;

(F)	The failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company’s benefit plans, including without limitation, life insurance, health and accident, or disability plans in which you were participating immediately prior to such failure, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you immediately prior to such action, or the failure by the Company to provide you with the number of paid vacation days to which you were entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of such failure; or

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(G)	Any material breach by the Company of your Employment Agreement with the Company, if applicable.

(ii)	(A)	Any purported termination of your employment which is not effected pursuant to a notice of termination satisfying the requirements of this subsection (ii) shall not be effective.

(B)	For purposes of any determination regarding the existence of Good Reason, any claim by you that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

(C)	Notwithstanding any provision to the contrary, none of the foregoing provisions shall constitute Good Reason unless (1) no later than ninety (90) days following the initial occurrence of any of the events set forth in subsection (i) above, you provide written notice to the Company of such event containing a description thereof and stating the subsection of subsection (i) above under which such event constitutes Good Reason (the “Good Reason Notice”) and the Company shall not have cured such event within thirty (30) days following its receipt of such notice, and (2) no later than one hundred eighty (180) days, but no earlier than thirty (30) days, following the Company’s receipt of such Good Reason Notice, you give the Company a notice of termination with respect to the event constituting Good Reason described in such Good Reason Notice.

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